4 W. Rockland Road, 1st Floor, Montchanin, Delaware 19710
Phone: (302) 656-170 Fax: (302) 656-1703

VIA ELECTRONIC MAIL

December 12, 2011

Mr. Richard Rimer
Index Ventures
2, rue de Jargonnant
1207 Geneva, Switzerland

Dear Richard:

As we have discussed, Acorn Energy, Inc. (“Acorn”) and its affiliates have entered an exciting period of growth, and we are seeking your assistance to provide leadership as Vice Chairman of the Board of Directors in a consulting role. This letter agreement constitutes the agreement of Acorn and you (the “Consultant”) to provide the Services described below to Acorn on the following terms:

Consulting Services
Consultant will provide as an independent contractor executive, business and other services as may be assigned to Consultant by Acorn's CEO (collectively, the “Services”). The Services will be in addition to your duties as a Director of the Corporation.

Nature of Services
Consultant will perform consulting services for Acorn solely as an independent contractor, and Consultant will provide his own computer, cell phone and other equipment and supplies he will need to provide the Services. Due to the specialized nature of the Services Consultant will need regular access to the relevant Acorn personnel, so Consultant agrees to perform the Services on site at Acorn's and its affiliates' facilities when needed.

Term	Six months from January 1, 2012 terminating on June 30, 2012 (the “Term”). Either Consultant or Acorn may terminate this letter agreement at any time.

Fees
In consideration of Consultant's performance of the Services, Acorn will pay Consultant fees of an aggregate of $125,000 payable in accordance with Acorn's normal and customary payroll practices. In the event Consultant needs time away during the Term, Consultant's fees will be prorated based upon the time away.

Expenses
Consultant shall be entitled to reimbursement of reasonable travel and entertainment expenses provided Consultant obtains prior approval from the CEO for all such expenses. Consultant shall also be entitled to reimbursement of telecommunication, telefax, courier delivery and other expenses relating to performance of the Services. Consultant agrees to comply with Acorn's customary policies for reimbursement of expenses.

Confidentiality	Consultant will retain in confidence and not disclose any of Acorn's confidential or non-public information to any third party without Acorn's prior written consent.

Availability
During the Term, due to the nature of the Services Consultant will be available to and will commit to providing his full time and attention to the performance of the Services, and Consultant agrees that he will not seek engagements which will interfere with his ability to perform the Services.

Independent

Contractor
a.    In all matters relating to this letter agreement, Consultant shall be acting as an independent contractor. Consultant will not be an employee of Acorn under the meaning or application of any federal or state unemployment or insurance laws or worker's compensation laws, or otherwise.

b.    Consultant shall supervise the performance of the Services and shall have control of the manner and means by which such Services are performed, subject to compliance with this letter agreement. Consultant shall assume all liabilities or obligations imposed by any one or more of such laws with respect to the performance of the Services under this letter agreement.

c.    Consultant shall pay and be responsible for all applicable obligations, and file all reports, relating to the fees paid to Consultant including, but not limited to, Social Security, income tax, unemployment compensation, workers' compensation, and all other applicable taxes and other matters. Consultant shall cover or insure himself in compliance with applicable laws with respect to workers' compensation and employer's liability insurance.

d.    It is understood that any fees or other amounts paid by Acorn to Consultant hereunder shall not be considered salary for retirement, pension or other purposes, and, as an independent contractor, shall not be entitled to any of the other fringe or supplemental benefits of Acorn nor will Acorn withhold any Social Security (FICA) or similar contributions from Consultant's fees, and Acorn shall have no liability whatsoever to Consultant on account of this letter agreement except payment of the amounts provided for herein for compensation for Services actually performed.

e.    Consultant shall be responsible for the payment of all payroll or income taxes or contributions relating to the Services performed hereunder, shall be liable for any failure to do so and hereby indemnifies and agrees to hold Acorn harmless from and against any loss, cost or expenses incurred by Acorn due to Consultant's failure to withhold any such taxes or to make such contributions in respect of any fee Acorn pays to Consultant.

f.    Consultant will not at any time hold himself out as an agent or affiliate of Acorn or create any obligation, express or implied, on behalf of Acorn for any purpose, including without limitation, reporting to any governmental authority, and shall have no authority to bind Acorn to any obligation.

Employment	At the end of the Term, Acorn will evaluate whether to extend to Consultant an offer of employment as Vice Chairman of the Board of Directors.

Renewal	At the end of the Term, Acorn at its discretion will determine whether to renew this consulting letter agreement.

Sincerely,

John A. Moore
President & CEO

Accepted and agreed: December _____, 2011

_______________________________
RICHARD RIMER